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                      October 17, 2022

       Gaylon Morris
       Chief Executive Officer
       Sunworks, Inc.
       1555 Freedom Boulevard
       Provo, UT 84604

                                                        Re: Sunworks, Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 11,
2022
                                                            File No. 001-36868

       Dear Gaylon Morris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation